COMPENSATION FOR PUBLIC RELATIONS / CORPORATE COMMUNICATIONS

I suggest an annual retainer of $15,000.00, which would include up to 200 hours of my time per year. Once 200 hours have been consumed, additional time requested and/or required will be billed at the rate of $100.00 per hour. Out of pocket expenses on behalf of Vista Vacations will be reimbursed.

The calculation of hours will include but will not be limited to:

o Weekly review of travel trade press in search of appropriate promotional opportunities

o Monthly review of consumer travel related publications in search of appropriate promotional opportunities

o Time spent preparing press releases, writing appropriate Letters to the Editor, newsletters, articles, training manuals, curricula, etc.

o    Time spent  providing  consultation  services  to the CEO and/or  Marketing
     Director

o    Travel time when travel is required.

Accurate records of hours spent and activities engaged in during those hours will be kept and a monthly summary of "hour balance" remaining will be submitted. If the 100 hours covered by the annual retainer are exceeded, a monthly statement of billable hours and an invoice for same will be submitted


                                      224